Exhibit 99.1

FOR IMMEDIATE RELEASE

Cole Capital Reports Third Quarter 2014 Results

Phoenix, Arizona, November 14, 2014 - Cole Capital® announced this week the operating results for the quarter ended September 30, 2014 for its sponsored non-traded REIT programs, Cole Credit Property Trust V (“CCPT V”), Cole Office & Industrial REIT (“CCIT II”), Cole Real Estate Income Strategy (“Daily NAV”), Cole Credit Property Trust IV (“CCPT IV”) and Cole Corporate Income Trust (“CCIT”) (collectively, the “Cole Capital REITs”).
“We are delighted to report that the Cole Capital REITs have once again executed on their business strategy. During the third quarter, each of the Cole Capital REITs continued to build and diversify its portfolio and successfully executed on additional financings,” said Simon Misselbrook, Chief Financial Officer and Treasurer of Managed REITs for Cole Capital.
Highlights and Accomplishments of the Third Quarter of 2014
CCPT V

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As of the end of the quarter, CCPT V’s portfolio consisted of 47 assets, located in 18 states, encompassing approximately 716,000 square feet of rentable space, which was 99% leased with a weighted average remaining lease term of 15.4 years.

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In the third quarter, CCPT V acquired 40 properties, located in 15 states, encompassing approximately 572,000 square feet of space, for a total purchase price of approximately $163.7 million. From September 30, 2014 through November 10, 2014, CCPT V acquired eight additional properties for an aggregate purchase price of approximately $80.2 million.

CCIT II

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As of the end of the quarter, CCIT II’s portfolio consisted of 17 assets, located in 12 states, encompassing approximately 3.8 million square feet of rentable space, which was 100% leased with a weighted average remaining lease term of 11.4 years.

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In the third quarter, CCIT II acquired seven properties, located in 6 states, encompassing approximately 1.3 million square feet of space, for a total purchase price of approximately $91.0 million. From September 30, 2014 through November 10, 2014, CCIT II acquired three additional properties for an aggregate purchase price of approximately $204.9 million.

Daily NAV

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As of the end of the quarter, Daily NAV’s portfolio consisted of 71 assets, located in 26 states, encompassing approximately 1.7 million square feet of rentable space, which was 99.6% leased with a weighted average remaining lease term of 12.2 years.

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In the third quarter, Daily NAV acquired 18 properties, located in 13 states, encompassing approximately 672,000 square feet of space, for a total purchase price of approximately $72.0 million. From September 30, 2014 through November 10, 2014, Daily NAV acquired four additional properties for an aggregate purchase price of approximately $5.0 million.

CCPT IV

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As of the end of the quarter, CCPT IV’s portfolio consisted of 671 properties, located in 45 states, encompassing approximately 17.9 million square feet of rentable space, which was 99% leased with a weighted average remaining lease term of 11.7 years.

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In the third quarter, CCPT IV acquired 162 properties, located in 34 states, encompassing approximately 3.1 million square feet of space, for a total purchase price of approximately $724.4 million. From September 30, 2014 through November 10, 2014, CCPT IV acquired 33 additional properties and one land parcel for an aggregate purchase price of approximately $170.0 million.

CCIT

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As of the end of the quarter, CCIT’s portfolio consisted of 87 properties, located in 30 states, encompassing approximately 18.3 million square feet of rentable space, which was 100% leased with a weighted average remaining lease term of 11.3 years.

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In the third quarter, CCIT acquired two properties, including a constructed development project, encompassing approximately 740,000 square feet of rentable space, for a total purchase price of approximately $60.8 million.

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On September 2, 2014, CCIT announced that it had entered into a definitive agreement to merge into Select Income REIT (“SIR”) in a $3.1 billion transaction (including transaction expenses and incentive fees), creating a full liquidity opportunity for CCIT stockholders. In the merger, CCIT stockholders will have the right to elect to receive $10.50 in cash or 0.36 shares of SIR common stock for each share of CCIT common stock they hold, subject to the limitation that neither the cash consideration or share consideration will exceed 60% of the total. The merger is expected to close in early 2015, subject to customary closing conditions. On November 3, 2014, Moody’s Investors Services announced that it had assigned SIR an investment-grade Baa2 issuer rating, which rating reflects several expectations by Moody’s including the completion of SIR’s merger with CCIT.

About Cole Capital
Cole Capital is the private capital management business of American Realty Capital Properties. As an industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Built on 35 years of experience and real estate acquisitions of more than $14 billion, Cole Capital’s net lease strategy seeks to collect rent from industry-leading corporations and provide a stream of income to investors through non-listed REITs. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Contact
Michael T. Ezzell, Executive Vice President
Cole Capital®
Ph: (602) 778-6131